Exhibit 99.1

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean Vice President, Investor Relations Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

ANNOUNCES INCREASE IN REVOLVING CREDIT FACILITY

COMMITMENTS TO $800 MILLION

RADNOR, PA (BusinessWire) March 31, 2009 – Penn Virginia Resource Partners, L.P. (NYSE: PVR) today announced it has completed an amendment to increase commitments by $100 million to $800 million under its amended and restated revolving credit facility with a group of lenders, including PNC Bank, N.A., as administrative agent.

The revolving credit facility is available for general partnership purposes, including working capital, capital expenditures, acquisitions and quarterly distributions. The expiration date of the revolving credit facility remains December 11, 2011. PVR’s outstanding borrowings under the revolving credit facility, as of March 30, 2009, were approximately $598 million.

Management Comment

A. James Dearlove, Chief Executive Officer of PVR, said, “We are pleased with the increase in our revolving credit facility and show of support from our banks in this challenging economic environment. The increased revolver gives us approximately $200 million of availability which will allow us the flexibility to benefit from opportunities that may arise in both the coal and natural resource and natural gas midstream businesses.”

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Headquartered in Radnor, PA, Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership formed by Penn Virginia Corporation (NYSE: PVA). PVR manages coal and natural resource properties and related assets and operates a midstream natural gas gathering and processing business.

For more information about us, visit our website at www.pvresource.com.